Exhibit 99.1

Tribune Publishing Company Completes Acquisition of The San Diego Union-Tribune

And Its Portfolio of Nine Community Weeklies and Related Digital Properties

CHICAGO — May 21, 2015 — Tribune Publishing Company (NYSE:TPUB) today announced that it has completed the acquisition of MLIM, LLC, owner of The San Diego Union-Tribune, as well as nine community weeklies and related digital properties in San Diego County. The purchase price was $85 million plus the assumption of obligations for a single-employer pension plan. At closing, Tribune Publishing paid $71 million in cash, after working capital adjustments, and issued $12 million in Tribune Publishing common stock.

The San Diego Union-Tribune has garnered four Pulitzer Prizes and has a 146-year history of providing daily news and information in San Diego, the second-largest city in California and the eighth largest in the United States. In conjunction with the acquisition and expansion, Tribune Publishing formed the California News Group to oversee operations in Los Angeles and San Diego.

About Tribune Publishing

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Contacts:

Matthew Hutchison	Kimbre Neidhart
Senior Vice President, Corporate Communications	Assistant Treasurer & Investor Relations
Tribune Publishing	Tribune Publishing
312-222-3305	469-528-9366
matt.hutchison@tribpub.com	kneidhart@tribpub.com

Johanna Maska	Stephanie Brown
Vice President, Marketing & Communications	Senior Director, Marketing & Public Relations
Los Angeles Times	The San Diego Union-Tribune
213-237-6160	619-823-9794
johanna@latimes.com	stephanie.brown@utsandiego.com